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                                                                    EXHIBIT 4.27



                              NOTE PLEDGE AGREEMENT

         THIS NOTE PLEDGE AGREEMENT (as hereinafter amended from time to time, this "PLEDGE AGREEMENT") is executed as of May 5, 1998, by NCI Building Systems, Inc., a Delaware corporation ("PLEDGOR") for the benefit of NationsBank, N.A. (successor by merger with NationsBank of Texas, N.A., "AGENT"), as Administrative Agent for itself and for the Lenders (collectively, "LENDERS") now or hereafter party to the Credit Agreement (as defined below).

                                    RECITALS

         A. Pledgor (as Borrower therein), Agent and Lenders and other parties named therein have executed a Credit Agreement dated March 25, 1998 (as amended by that certain First Amendment dated as of May 1, 1998 and by that certain Second Amendment of even date herewith, and as hereinafter amended, supplemented or restated, the "CREDIT AGREEMENT"), together with certain other Loan Documents.

         B. Pledgor is the sole owner and holder of that certain Pledged Note (as hereinafter defined).

         C. It is expressly understood among Pledgor, Agent and Lenders that the execution and delivery of this Pledge Agreement is a condition precedent to Lenders' obligations to extend Loans under the Credit Agreement and Agent's obligation to issue LCs under the Credit Agreement.

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Certain Definitions. UNLESS OTHERWISE DEFINED IN THIS PLEDGE AGREEMENT, ANY CAPITALIZED TERM USED IN THIS PLEDGE AGREEMENT HAS THE MEANING GIVEN THAT TERM IN THE CREDIT AGREEMENT OR IN THE UCC. If the definition given a term in the Credit Agreement conflicts with the definition given that term in the UCC, the Credit Agreement definition shall control to the extent allowed by Law. If the definition given a term in Chapter 9 of the UCC conflicts with the definition given that term in any other chapter of the UCC, the Chapter 9 definition shall control.
As used in this Pledge Agreement:

                  "COLLATERAL" means Pledgor's right, title and interest in and to the Pledged Note, including all present and future contract rights, chattel paper, documents, instruments, cash and noncash proceeds, substitutes and replacements for, and other rights arising from or by virtue of, or collections with respect to, or claims against any other Person with respect to the Pledged Note.

                  "CREDIT AGREEMENT" is defined in the Recitals.

                  "DEFAULT" means a "Default" under and as defined in the Credit Agreement.

                  "OBLIGATION" means the "Obligation" under and as defined in the Credit Agreement.

                  "PLEDGE AGREEMENT" means this Pledge Agreement together with all exhibits attached to this Pledge Agreement, and all amendments and modifications to this Agreement and the exhibits.





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                  "PLEDGED NOTE" means that certain promissory note of even date herewith in the principal amount of US$550,000,000, a copy of which is attached as EXHIBIT "A", made by NCI Holding Corp., a Delaware corporation and a wholly owned subsidiary of Pledgor, in favor of Pledgor.

                  "PLEDGOR" includes, without limitation, Pledgor as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party hereafter appointed for Pledgor or all or substantially all of Pledgor's assets pursuant to any liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Law from time to time in effect affecting the rights of creditors generally.

                  "SECURITY INTEREST" means the security interests granted and the transfers, pledges and collateral assignments made under SECTION 3 of this Pledge Agreement.

                  "UCC" means (a) generally, and with respect to the definitions above, the Uniform Commercial Code, as adopted in Texas, as amended from time to time, and (b) with respect to rights in states other than Texas, the Uniform Commercial Code as enacted in the applicable state, as amended from time to time.

         2. Credit Agreement. This Pledge Agreement is being executed and delivered pursuant to the terms and conditions of the Credit Agreement. Each Security Interest is a "Lien" referred to in the Credit Agreement.

         3. Security Interest. In order to secure the full and complete payment and performance of the Obligation when due, Pledgor hereby grants to Agent a security interest in, and pledges and assigns the Collateral to Agent for the ratable benefit of the Lenders. Such security interest is granted, and such pledge and assignment are made, as security only and shall not subject Lenders to, or transfer or in any way affect or modify, any obligation of Pledgor with respect to any of the Collateral or any transaction involving or giving rise thereto.

         4. No Assumption or Modification. The Security Interest is given to secure the prompt, unconditional and complete payment and performance of the Obligation when due, and is given as security only. Agent does not assume and shall not be liable for any of Pledgor's liabilities, duties, or obligations under or in connection with the Collateral. Agent's acceptance of this Pledge Agreement, or its taking any action in carrying out this Pledge Agreement, does not constitute Agent's approval of the Collateral or Agent's assumption of any obligation under or in connection with the Collateral. This Pledge Agreement does not affect or modify Pledgor's obligations with respect to the Collateral.

         5. Fraudulent Conveyance. Notwithstanding anything contained in this Pledge Agreement to the contrary, Pledgor agrees that if, but for the application of this SECTION 5, the Obligation or any Security Interest would constitute a preferential transfer under 11 U.S.C. Section 547, a fraudulent conveyance under 11 U.S.C. Section 548 (or any successor section) or a fraudulent conveyance or transfer under any state fraudulent conveyance or fraudulent transfer Law or similar Law in effect from time to time (each a "FRAUDULENT CONVEYANCE"), then the Obligation and each affected Security Interest will be enforceable against Pledgor to the maximum extent possible without causing the Obligation or any Security Interest to be a Fraudulent Conveyance, and shall be deemed to have been automatically amended to carry out the intent of this SECTION 5.



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         6. Representations and Warranties. Pledgor hereby confirms and restates each of the representations and warranties in the Credit Agreement and further represents and warrants to Agent and Lenders as follows:

                  (a) Pledgor is the legal owner and holder of the Collateral with full right, power and authority to assign the Collateral to Agent;

                  (b) the unpaid principal balance of the Pledged Note is US$550,000,000;

                  (c) no default exists under the Pledged Note;

                  (d) Pledgor has not previously assigned the Pledged Note and the Collateral is free and clear of all Liens:

                  (e) there are no modifications or amendments to the Pledged Note;

                  (f) the maker of the Pledged Note does not have any defenses, offsets or counterclaims in respect of the Collateral; and

                  (g) the pledge of the Collateral to Agent will not constitute a default under the Pledged Note.

         7. Covenants. Pledgor shall:

                  (a) Promptly notify Agent of any change in any fact or circumstances represented or warranted by Pledgor with respect to any of the Collateral.

                  (b) Promptly notify Agent of any default under the Pledged
Note.

                  (c) Promptly notify Agent of any claim, action or proceeding affecting the security interest granted and the pledge and assignment made under
SECTION 3 hereof or title to all or any of the Collateral and, at the request of Lender, appear in and defend, at Pledgor's expense, any such action or proceeding.

                  (d) Except as permitted under the Credit Agreement, not sell, assign or otherwise dispose of any Collateral.

                  (e) Not create, incur or suffer to exist any other Lien upon any of the Collateral.

                  (f) At Pledgor's expense and Agent's request, file or cause to be filed such applications and take such other actions as Agent may request to obtain the consent or approval of any Tribunal to Agent's rights hereunder, including, without limitation, the right to sell all the Collateral upon a Default without additional consent or approval from such Tribunal (and, because Pledgor agrees that Agent's remedies at law for failure of Pledgor to comply with this provision would be inadequate and that such failure would not be adequately compensable in damages, Pledgor agrees that its covenants in this provision may be specifically enforced).



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                  (g) From time to time promptly execute and deliver to Agent all such other pledges, assignments, certificates, supplemental documents, and financing statements (if appropriate), and do all other acts or things as Agent may reasonably request in order to more fully create, evidence, perfect, continue and preserve the priority of the Security Interest.

         8. Default; Remedies. Should a Default occur and be continuing, Agent may, at its election, exercise any and all rights available to a secured party under the UCC, in addition to any and all other rights afforded by the Loan Documents, at law, in equity, or otherwise, including, without limitation (i) collecting amounts due under the Collateral from the maker until the Obligation is paid in full; and (ii) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral (and Pledgor hereby consents to any such appointment).

                  (a) Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Pledgor and to any other person entitled to notice under the UCC; provided that if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Agent may sell or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind, and no sale so made in good faith by Lender shall be deemed not to be "commercially reasonable" because so made. It is agreed that notice sent or given not less than five Business Days prior to the taking of the action to which the notice relates is reasonable for the purposes of this subparagraph.

                  (b) Application of Proceeds. Agent shall apply the proceeds of any sale or other disposition of the Collateral under this SECTION 8 in the following order: First, to the payment of all its expenses incurred in retaking, holding and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligation); second, toward repayment of amounts expended by Agent under this SECTION 8; third, toward payment of the balance of the Obligation in accordance with the Credit Agreement. Any surplus remaining shall be delivered to Pledgor or as a court of competent jurisdiction may direct. If the proceeds are insufficient to pay the Obligation in full, Pledgor shall remain liable for any deficiency.

         9. Other Rights of Agent and Lenders.

                  (a) Performance. In the event Pledgor shall fail to perform any of its obligations hereunder with respect to the Collateral, then Agent may, at its option, but without being required to do so, take such action which Pledgor is required, but has failed or refused, to take. Any sum which may be expended or paid by Agent under this subparagraph (including, without limitation, court costs and attorneys' fees) shall bear interest from the dates of expenditure or payment at the Maximum Rate (as defined in the Credit Agreement) until paid and, together with such interest, shall be payable by Pledgor upon demand and shall be part of the Obligation.

                  (b) Collection. Upon notice from Agent, the maker or each person or entity obligated with respect to any of the Collateral, whether as a maker, co-maker, endorser, accommodation party or otherwise (an "OBLIGOR") is hereby authorized and directed by Pledgor to make payments on any of the Collateral (including, without limitation, principal and interest payments( directly to Agent, regardless of whether Pledgor was previously making collections thereon. Subject to SECTION 9 (C) hereof, until such notice is given, Pledgor is authorized to retain and expend all payments made on Collateral. Agent shall have


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the right in its own name or in the name of Pledgor to compromise or extend time of payment with respect to all or any portion of the Collateral for such amounts and upon such terms as Agent may determine; to demand, collect, receive, receipt for, sue for, compound and give acquittances for any and all amounts due or to become due with respect to Collateral; to take control of cash and other proceeds of any Collateral; to endorse the name of Pledgor substantially in the form of EXHIBIT "B" hereto on the Pledged Note, on any other notes, acceptances, checks, drafts, money orders or other evidences of payment on Collateral that may come into the possession of Agent; to send requests for verification of obligations to any Obligor; and to do all other acts and things necessary to carry out the intent of this agreement. If any Obligor fails or refuses to make payment on any Collateral when due, Agent is authorized, in its sole discretion, either in its own name or in the name of Pledgor, to take such action as Agent shall deem appropriate for the collection of any such amounts. Regardless of any other provision hereof, however, Agent shall never be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to Collateral, nor shall it be under any duty whatever to anyone except Pledgor to account for funds that it shall actually receive hereunder. Without limiting the generality of the foregoing, Agent shall have no responsibility for ascertaining any maturities, calls, conversions, exchanges, offers, tenders or similar matters relating to any Collateral, or for informing Pledgor with respect to any of such matters (irrespective of whether Agent actually has, or may be deemed to have, knowledge thereof). The receipt of Agent to any Obligor shall be a release, discharge and acquittance to such Obligor, to the extent of any amount so paid to Lender. The rights granted Agent under this subparagraph may be exercised at any time, whether or not a Default has occurred and is continuing.

                  (c) Certain Proceeds. Any cash proceeds of Collateral which come into the possession of Agent may, at Agent's option, be applied in whole or in part to the Obligation (to the extent then due), be released in whole or in part to or on the written instructions of Pledgor for any general or specific purpose, or be retained in whole or in part by Lender as additional Collateral.

         10. Miscellaneous.

                  (a) Reference to Miscellaneous Provisions. This Pledge Agreement is one of the "Loan Documents" referred to in the Credit Agreement, and therefore, this Pledge Agreement is subject to the applicable provisions of
SECTION 14 of the Credit Agreement, all of which are incorporated in this Pledge Agreement by reference the same as if set forth in this Pledge Agreement verbatim.

                  (b) Term. Upon full and final payment of the Obligation and final termination of the Lenders' commitment to lend under the Credit Agreement without Agent having exercised its rights under this Pledge Agreement, this Pledge Agreement shall terminate, provided that no Obligor on any of the Collateral shall be obligated to inquire as to the termination of this Pledge Agreement, but shall be fully protected in making payment directly to Agent, which payment shall be promptly paid over to Pledgor after termination of this Pledge Agreement.

                  (c) Notice. Any notice or communication required or permitted under this Pledge Agreement must be given as prescribed in the Credit Agreement.

                  (d) Governing Law. THIS PLEDGE AGREEMENT SHALL BE CONSTRUED- - AND ITS PERFORMANCE ENFORCED--UNDER TEXAS LAW.



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                  (e) Credit Agreement. In the event of any conflict or
inconsistency between the terms hereof and the Credit Agreement, the terms of the Credit Agreement shall be controlling.

         EXECUTED as of the date set forth in the preamble.

                                   NCI BUILDING SYSTEMS, INC.,
                                   as Pledgor


                                   By: /s/ Robert J. Medlock
                                      -----------------------------------------
                                           Robert J. Medlock
                                           Vice President and Chief Financial
                                           Officer


                                   NATIONSBANK, N.A. (SUCCESSOR BY
                                   MERGER WITH NATIONSBANK OF TEXAS,
                                   N.A), as Administrative Agent and a Lender

                                   By: /s/ Richard L. Nichols, Jr.
                                      -----------------------------------------
                                           Richard L. Nichols, Jr.
                                           Vice President


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